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                           DEFEASANCE TRUST AGREEMENT
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     THIS DEFEASANCE TRUST AGREEMENT, dated as of December 16, 1997 (this
"Agreement"), between and among Buckeye Pipe Line Company, L.P., a Delaware limited partnership (the "Company"), and PNC Bank, National Association, a national banking association (the "Trustee" or the "Escrow Trustee"), and Douglas A. Wilson, an individual (as "Individual Trustee" and together with the Trustee, the "Trustees").

                                  WITNESSETH:

     WHEREAS, the Company, PNC Bank, National Association (formerly Pittsburgh National Bank), as Trustee, and Douglas A. Wilson (successor to J.G. Routh), as Individual Trustee, are parties to that certain Indenture of Mortgage and Deed of Trust and Security Agreement, dated as of December 15, 1986, as amended by that certain First Supplemental Indenture of Mortgage and Deed of Trust and Security Agreement, dated as of December 1, 1987, that certain Second Supplemental Indenture of Mortgage and Deed of Trust and Security Agreement, dated as of November 30, 1992, that certain Third Supplemental Indenture of Mortgage and Deed of Trust and Security Agreement, dated as of December 31, 1993, that certain Fourth Supplemental Indenture of Mortgage and Deed of Trust and Security Agreement, dated as of March 15, 1994, that certain Fifth Supplemental Indenture of Mortgage and Deed of Trust and Security Agreement, dated as of March 30, 1994 (as so amended, the "Original Indenture"; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Original Indenture);

     WHEREAS, the Company issued and sold under the Original Indenture the Company's First Mortgage Notes, of which as of the date hereof there presently remains outstanding the following: (i) $152,100,000 aggregate principal amount of the Company's 11.18% Series J First Mortgage Notes due 2006 (the "Series J Notes"), (ii) $11,000,000 aggregate principal amount of the Company's 7.11% Series K First Mortgage Notes due 2007, (iii) $11,000,000 aggregate principal amount of the Company's 7.15% Series L First Mortgage Notes due 2008, (iv) $13,000,000 aggregate principal amount of the Company's 7.19% Series M First Mortgage Notes due 2009, and (v) $15,000,000 aggregate principal amount of the Company's 7.93% Series N First Mortgage Notes due 2010 (collectively, the "Outstanding First Mortgage Notes");

     WHEREAS, prior to the date hereof, the Company offered to purchase or called for redemption, as applicable, all of the Outstanding First Mortgage Notes from the holders thereof, and all holders of the Outstanding First Mortgage Notes have accepted such offer to purchase or consented to such redemption, except those parties (the "Non-Accepting Holders") identified on Exhibit A, which Non-Accepting Holders hold collectively $10,805,000 of the aggregate principal amount of the Series J Notes;

     WHEREAS, on the date hereof, the Company desires to defease the Series J Notes held by the Non-Accepting Holders (such Series J Notes are referred to herein as the "Defeased Notes") in accordance with the provisions of Article Fourteen of the Original Indenture and, in
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connection therewith, to enter into this Agreement with the Trustees to establish a special trust fund from which the holders of Defeased Notes are to receive scheduled payments of principal (including, without limitation, payments of principal in connection with sinking fund payments required by the terms of the Defeased Notes and the Original Indenture) and interest, in accordance with the terms of the Defeased Notes.

     NOW, THEREFORE, in consideration for the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

     Section 1. Creation of Trust and Defeasance Trust. There is hereby created and established a special trust fund (the "Defeasance Trust") with the Escrow Trustee designated "Buckeye Pipe Line Company Series J Notes 1997 Defeasance", which shall be held in trust for the benefit of the holders of the Defeased Notes, until disbursed in accordance with the provisions hereof. The Defeasance Trust shall be held by the Escrow Trustee separate and apart from other funds of the Escrow Trustee and the Company.

     Section 2. Escrow Deposit. The Company has deposited in the Defeasance Trust, and the Escrow Trustee hereby acknowledges receipt of $13,286,450 in cash in the Defeasance Trust, which amount is to be used to provide for scheduled payments of principal (including, without limitation, payments of principal in connection with sinking fund payments required by the terms of the Defeased Notes and the Original Indenture) and interest on the Defeased Notes in accordance with the terms thereof. The Escrow Trustee shall invest the Defeasance Trust solely in obligations of the United States Treasury in the principal amounts and maturities set forth in Exhibit B attached hereto (such United States Treasury obligations are referred to herein as the "Escrow Obligations") and the Escrow Trustee shall hold the Escrow Obligations as part of the Defeasance Trust to be held in trust for the benefit of the holders of the Defeased Notes for the purposes described in this Agreement.

     Section 3. Application of Escrow Obligations. As shown on Exhibit C and based upon the verification of Deloitte & Touche LLP, the Escrow Obligations by their terms mature and bear interest payable in such amounts and at such times as are required to make scheduled payments from the Defeasance Trust of principal (including, without limitation, payments of principal in connection with sinking fund payments required by the terms of the Defeased Notes and the Original Indenture) and interest in accordance with the terms of the Defeased Notes as the same shall become due and payable on the due dates set forth in the Defeased Notes.

     Section 4. Irrevocable Instruction to Pay to Holders of Defeased Notes. The Company hereby irrevocably directs the Escrow Trustee to apply the amounts received as principal, interest and maturity value of the Escrow Obligations to the scheduled payments of principal (including, without limitation, payments of principal in connection with sinking fund payments required by the terms of the Defeased Notes and the Original Indenture) and interest on the Defeased Notes, in the amounts and on the respective sinking fund payment, interest payment and maturity dates set forth therein. The foregoing direction shall include, without limitation, the

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irrevocable direction and authorization by the Company to the Escrow Trustee to provide the requisite notice of scheduled sinking fund redemption payments in accordance with the terms of the Defeased Notes and the Original Indenture.

     Section 5. Final Disposition. Within three Business Days after payment of all of the outstanding principal of and interest on all of the Defeased Notes (the final payments of which are scheduled to occur on December 15, 2006), all and any moneys and funds remaining in the Defeasance Trust shall be transferred and paid over by the Escrow Trustee to the Company and the obligations of the Escrow Trustee shall then terminate.

     Section 6. Defeasance Trust Irrevocable. The establishment of and deposit into the Defeasance Trust, the directions of the Company to the Escrow Trustee to pay the principal and premium, as applicable, of and interest on the Defeased Notes and to give notice of redemption, and the trusts contained or created in or by this Agreement, shall be irrevocable. The Escrow Trustee agrees to hold the Defeasance Trust in trust for the holders of the Defeased Notes

     Section 7. Continuing Application of Certain Provisions of Original Indenture. Notwithstanding any amendment or modification to the terms of the Original Indenture, the Trustees shall continue to comply with, and agree hereunder to be bound by, the provisions of Articles One, Five, Nine, Ten, and Fifteen, and Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 2.12(a),
2.12(c), 11.01, 11.02, 11.04, 11.05, 11.06, 11.07, 11.08, 11.11 and 11.12 of the
Original Indenture, until such time as the Escrow Trustee's obligations hereunder shall have terminated.

     Section 8. Indemnification. The Company hereby agrees to indemnify, protect and hold harmless the Escrow Trustee from any and all actions, claims or other rights asserted against it in the course of performing its duties hereunder, including all reasonable costs, expenses and legal fees and expenses incurred in defending such actions, provided, however, that the Company shall not indemnify the Escrow Agent for any act constituting its own gross negligence or willful misconduct.

     Section 9. Payments to Escrow Trustee. The Company shall cause all reasonable costs, fees and expenses of the Escrow Trustee in connection with this Agreement to be paid and the Escrow Trustee shall look only to the Company for payment of such costs, fees and expenses. The Escrow Trustee further agrees that it will not use any portion of the Defeasance Trust or any income derived therefrom for payment of such costs, fees and expenses and that it has no lien on, security interest in or claim on the Defeasance Trust or any income derived therefrom for payment of such costs, fees or expenses.

     Section 10. No Third Party Beneficiaries Except Holders of Defeased Notes. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and the holders of Defeased Notes, any right, remedy or claim hereunder or under any covenant, condition or stipulation hereof; and the covenants,

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stipulations and agreements contained herein are and shall be enforceable only by the parties hereto, their successors and assigns.

     Section 11. Effect of Illegality. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such invalid or illegal or unenforceable provision had never been contained herein.

     Section 12. Notices to Parties. Any notice to or demand upon the Escrow Trustee or the Company under this Agreement shall be in writing and may be served, presented, or made at the following addresses or at such other address as shall last have been filed in writing with the parties for such purposes:

     To the Company:

     3900 Hamilton Boulevard
     Allentown, Pennsylvania  18103
     Attn:  Senior Vice President - Finance

     To the Escrow Trustee:

     One Oliver Plaza
     Pittsburgh, Pennsylvania  15265

     Section 13. Modification and Amendment; Assignment. Modification or amendment of this Agreement shall not be permitted except to clarify ambiguities in this Agreement and any such modification or amendment shall only be made with the prior written consent of the Company and the Escrow Trustee. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of each of the parties hereto; provided however, that this Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties.

     Section 14. Governing Law. The laws of the State of New York, without regard to principles of conflicts of laws, shall govern the construction of this Agreement.

     Section 15.    Counterpart Execution.   This Agreement may be executed in
any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                    BUCKEYE PIPE LINE COMPANY, L.P.

Attest:                             By:  Buckeye Pipe Line Company, General
Partner


______________________________      By:___________________________
Name:                               Name:
Title:                              Title:



                                    PNC BANK, NATIONAL ASSOCIATION
Attest:                             as Trustee and as Escrow Trustee


______________________________      By:___________________________
Name:                               Name:  R.E. Ernst
Title:                              Title:  Vice President


Witness:


______________________________      _______________________
Name:                               Douglas A. Wilson, as Individual Trustee


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